Exhibit 10.6

[**] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this document because it is both not material and is the type that the registrant treats as private or confidential.

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Purchase Agreement”) is entered into as of 13 February, 2024 (the “Effective Date”) between, VBI VACCINES, INC. a company organized under the laws of the Province of British Columbia, Canada, and VARIATION BIOTECHNOLOGIES INC., a Canadian federal corporation (together, “VBI”), and each having a principal place of business at 310 Hunt Club Road, Suite 201, Ottawa ON K1V 1C1, and BRII BIOSCIENCES LIMITED, an exempted company organized under the laws of the Cayman Islands (“Brii Bio”), and having a place of business at One City Center, Suite 5-110, 110 Corcoran Street, Durham, NC 27701.

VBI and Brii Bio may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the applicable Agreement.

RECITALS

Whereas:

A.	On December 4, 2018, the Parties entered into a Collaboration and License Agreement (the “Original Collaboration Agreement”), pursuant to which the Parties agreed to collaborate on the development of a Hepatitis B recombinant protein-based immunotherapeutic (“VBI-2601”) in the licensed territory, which consisted of China, Hong Kong, Taiwan, and Macau;

B.	On July 5, 2023, the Parties agreed to amend and restate the Original Collaboration Agreement (the “A&R Collaboration Agreement”), to, among other things, subject to the terms and conditions set forth in the A&R Collaboration Agreement, expanded the licensed territory to the entire world for Brii Bio’s exclusive rights and licenses to make, have made, use, sell, offer for sale, and import VBI-2601;

C.	On July 5, 2023, the Parties entered into a Collaboration and License Agreement (the “Collaboration Agreement”, and together with the A&R Collaboration Agreement, the “July 2023 Agreements”), pursuant to which, among other things, subject to the terms and conditions set forth in the Collaboration Agreement, the Parties agreed to collaborate on the further development of PreHevbri, a three antigen vaccine, for use in the licensed territory, which consists of the Asia Pacific region other than Japan, to research, develop, make, have made, distribute, use, sell, offer for sale, have sold, import, export, or otherwise commercialize PreHevbri in the field of the prevention of Hepatitis B;

1

D.	The Parties desire to amend certain provisions in the July 2023 Agreements on the term and conditions set forth herein; and

E.	The Parties have entered into this agreement on the terms set out below.

Now, Therefore:

In consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

1. UNDERTAKINGS

1.1	As of the Effective Date, the Collaboration Agreement shall be amended as per Article 3 of this Purchase Agreement.

1.2	As consideration, on the Effective Date, Brii Bio shall cause the secured promissory note (the “Promissory Note”) in the initial principal amount of $2,500,000 to be issued in the form attached hereto as Exhibit B hereto in consideration of the transactions contemplated by this Purchase Agreement.

1.3	Within [**] ([**]) days of the Effective Date, Brii Bio will provide to VBI an initial list of documents and other information related to the shipment, export, and import (including clearance of customs) of Manufacturing Technology (as defined in the A&R Collaboration Agreement) and other materials to any Third Party designated by Brii Bio, including any such Third Parties in China (such documents and information, the “Shipping Information”). Within fifteen (15) business days of receiving such initial list, VBI shall deliver to Brii Bio all Shipping Information that is in VBI’s possession. If any of the Shipping Information initially requested by Brii Bio comes into VBI’s possession after the initial [**] ([**])-day period, VBI shall promptly, and in any case, within [**] ([**]) business days of receipt, deliver such Shipping Information to Brii Bio. If any of the Shipping Information is not in VBI’s possession at the time of initial request by Brii Bio, the Parties will discuss and agree on a reasonable timeline to produce such missing Shipping Information. VBI shall provide continuing support to Brii Bio regarding the Shipping Information, including by responding to questions about or requests for additional Shipping Information from Brii Bio.

1.4	If Brii Bio believes that VBI is in breach of its obligations set forth in Section 1.3, with respect only to the initial list received, then Brii Bio will provide written notice to VBI describing such breach (“Breach Notice”). If VBI does not cure such breach within thirty (30) days of the delivery of the Breach Notice, Brii Bio shall deliver written notice to VBI (“Default Notice”) and upon delivery of the Default Notice, the principal amount of the Promissory Note shall automatically decrease by $2,500,000 in accordance with the terms of the Promissory Note.

2

1.5	VBI shall use commercially reasonable efforts to obtain consent under the Ferring License (as such term is defined in the July 2023 Agreements) in the form attached hereto as Exhibit C (the “Ferring Consent Letter”). Until VBI has obtained such consent, VBI shall (a) communicate with Ferring in writing no less than [**] regarding the status of the Ferring Consent Letter and (b) provide Brii Bio with an update on the status of the Ferring Consent Letter and copies of any such communication sent to or received from Ferring on a [**] basis. Neither VBI nor any of its Affiliates shall make or agree to make any accommodations, amendments to the Ferring Consent Letter, conditions, or increase any obligation of Brii Bio or its affiliates in any matter, without first obtaining Brii’s written consent. VBI agrees to bear all such costs and expenses associated with or related to obtaining Ferring’s consent. Promptly after obtaining such consent, VBI shall provide written notice and a copy of the executed Ferring Consent Letter to Brii Bio, and the date Brii Bio receives both such notice and such copy of the executed Ferring Consent Letter shall be the “Consent Delivery Date”.

1.6	As further consideration, on the Consent Delivery Date, the principal amount of the Promissory Note shall automatically increase by $7,500,000 in accordance with the terms of the Promissory Note.

1.7	On the Consent Delivery Date, the Parties shall execute the Patent Assignment Agreement, attached hereto as Exhibit A, whereby VBI shall irrevocably and unconditionally sell, transfer, convey and assign to Brii Bio all intellectual property and VBI’s rights, title and interest in and to such intellectual property as set forth in Schedule A.

1.8	As of the Consent Delivery Date, the A&R Collaboration Agreement shall be amended as per Article 2 of this Purchase Agreement.

2. AMENDMENTS TO THE A&R COLLABORATION AGREEMENT

2.1	Amendments to Article 1.

2.1.1	Article 1 of the A&R Collaboration Agreement is hereby amended by adding the following definitions thereto in appropriate alphabetical order:

“Asset Purchase Agreement” shall mean the Asset Purchase Agreement, dated February 13, 2024, by and among Brii Bio, VBI, and their respective Affiliates.

“Consent Delivery Date” shall have the meaning set forth in the Purchase Agreement.

“Essential Activities Side Letter” shall mean the Letter Agreement, dated February 13, 2024, by and between Brii Bio and VBI.

“Purchase Agreement” shall mean the Purchase Agreement, dated February 13, 2024, by and between Brii Bio and VBI.

“Retained IP” shall have the meaning set forth in Section 3.7.

“Transferred IP” shall have the meaning set forth in Section 3.7.

3

2.1.2	Section 1.15 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“Competing Product” shall mean a [**] vaccine that is for the (i) pretreatment or diagnosis of persons infected with Hepatitis B or (ii) treatment of Hepatitis B and that shares the same (or similar) antigens as VBI-2601. For the avoidance of doubt, PreHevbri as defined in the PreHevbri Agreement shall not be considered a competing product under this Agreement, provided it is only developed, marketed, or promoted by VBI for any prophylactic indication for which PreHevbri has obtained marketing approval.

2.2	Amendments to Article 3. Article 3 of the A&R Collaboration Agreement is hereby amended as follows:

2.2.1	The title of Article 3 of the A&R Collaboration Agreement is hereby deleted and replaced with the following: “TRANSFER OF INTELLECTUAL PROPERTY AND GRANT OF LICENSES TO NON-TRANSFERRED INTELLECUAL PROPERTY.”

2.2.2	Section 3.1 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“3.1 VBI License to Brii Bio.

Subject to the terms and conditions of this Agreement, VBI hereby grants to Brii Bio an exclusive, perpetual, irrevocable, royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 3.2 under the Retained IP for Brii Bio, its Affiliates and Sublicensees to:

(a) perform, or have performed, studies (including Pre-Clinical Studies or Clinical Trials) and regulatory and other activities as may be required to obtain and maintain Marketing Approval of the Licensed Products in the Licensed Territory; and

(b) research, develop, make, have made, distribute, use, sell, offer for sale, have sold, import, 4 export or otherwise commercialize the Licensed Products in the Field in the Licensed Territory.”

2.2.3	Section 3.3 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“3.3 Rights Reserved. Each Party retains all rights and interests in and to its intellectual property not expressly granted or transferred to the other Party under this Agreement.”

2.2.4	Section 3.4 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

4

2.2.5	The following is hereby added as a new Section 3.7 of the A&R Collaboration Agreement:

“3.7 Transfer of Intellectual Property.

(a) As of the Consent Delivery Date, VBI hereby sells, transfers and assigns to Brii Bio all VBI Technology owned by VBI or its Affiliates as of the Consent Delivery Date (the “Transferred IP”). For the avoidance of doubt, VBI acknowledges and agrees that the foregoing assignment includes all rights of VBI to sue for past, present, or future infringement, violations, or misappropriation of the Transferred IP anywhere in the world.

(b) VBI shall not transfer or assign the (i) Ferring License, (ii) the SciGen Agreement, and (iii) VBI’s rights in the Ferring License or the SciGen Agreement, unless, in each case, concurrently or subsequently transferred or assigned by VBI to Brio Bio or its Affiliates under the Asset Purchase Agreement (the foregoing (i), (ii) and (iii) collectively, the “Retained IP”). The Retained IP shall remain subject to Section 3.1 and the other provisions of this Agreement.

(c) In connection with and without limiting the assignment of the Transferred IP in Section 3.7(a), VBI and Brii Bio shall execute and deliver a Patent Assignment Agreement in a form agreed by the Parties to confirm the assignment of VBI’s entire interest in the Joint Patents and VBI Patents.

(d) Except for the representations and warranties of VBI set forth in Section 13.3 of A&R Collaboration Agreement (which shall be deemed incorporated by reference and made a part hereof), VBI does not make any representation or warrant regarding the Transferred IP. Brii Bio accepts such Transferred IP on an “AS-IS, WHERE-IS” basis with all faults. Furthermore, Brii Bio assumes all liabilities arising from or related to the Transferred IP that accrued after the Consent Delivery Date.”

2.3	Amendments to Article 5. Article 5 of the A&R Collaboration Agreement is hereby amended as follows:

2.3.1	Section 5.1 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.3.2	Section 5.3 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.4	Amendment to Article 6. Article 6 of the A&R Collaboration Agreement is hereby amended by replacing Section 6.1(b) with the following: “Intentionally Omitted”.

2.5	Amendment to Article 7. Article 7 of the A&R Collaboration Agreement is hereby amended as follows:

2.5.1	Section 7.1 of the A&R Collaboration Agreement is hereby amended and restated by replacing 5 such Section with the following:

“7.1 Clinical Supply Obligations. VBI shall supply quantities of Licensed Product for use by Brii Bio in the conduct of Clinical Trials in the Licensed Territory, either itself or through a Secondary Manufacturer, in accordance with the terms and conditions set forth in that certain Supply Agreement entered into by the Parties on July 5, 2023.”

5

2.5.2	Section 7.3 of the A&R Collaboration Agreement is hereby amended by adding the following as a new subsection (e)

“Prior to the effective date of the Purchase Agreement, Brii Bio provided VBI with written notice electing to have VBI transfer manufacturing responsibility for clinical supply and commercial supply of Licensed Product in the License Territory. Pursuant to and in accordance with this Section 7.3 and the Essential Activities Side Letter, VBI shall effect such transfer.”

2.6	Amendment to Article 8. Article 8 of the A&R Collaboration Agreement is hereby amended by replacing Section 8.1(c) with the following: “Intentionally Omitted”.

2.7	Amendments to Article 9. Article 9 of the A&R Collaboration Agreement is hereby amended as follows:

2.7.1	Section 9.2 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.7.2	Section 9.3 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.7.3	Section 9.4 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“9.4 Royalty Payments. Brii Bio shall pay to VBI a royalty equal to the Third Party Royalty on Net Sales or Attributable Net Sales, as applicable, of each Licensed Product in each Region from the date of the First Commercial Sale of such Licensed Product in such Region until the termination or expiration of VBI’s obligation to pay Third Party Royalties with respect to sales of such Licensed Product in such Region (the “Royalty Term”).”

2.7.4	Section 9.5 of the A&R Collaboration Agreement if hereby amended and restated by replacing such Section with the following:

“9.5 Royalty Reduction. In the event that VBI negotiates a reduction in Third Party Royalties (e.g., through a reduced Third Party Royalty rate under the [**] or [**]) with respect to Licensed Products in the Field in the Licensed Territory, then the amount of royalties payable by Brii Bio pursuant to Section 9.4 shall be reduced to the reduced Third Party Royalty amount.”

2.7.5	Section 9.7 of the A&R Collaboration Agreement is hereby amended by adding the following as the final sentence thereof: “At VBI’s written instruction, Brii Bio shall make all Royalty Payments directly to [**]., as applicable.”

6

2.7.6	Section 9.8 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.7.7	Section 9.9 of the A&R Collaboration Agreement is hereby amended and restated by replacing 6 such Section with the following: “Intentionally Omitted”.

2.8	Amendments to Article 12. Article 12 of the A&R Collaboration Agreement is hereby amended as follows:

2.8.1	Section 12.1 of the A&R Collaboration Agreement is amended and restated in its entirety and replaced with the following:

“12.1 Ownership of Intellectual Property. Brii Bio shall have the sole right in its sole discretion to prepare, file, register, prosecute and maintain all Transferred IP (including all VBI Patents and Joint Patents) and shall bear all of the costs associated therewith. After the Consent Delivery Date, VBI shall have no obligation to or liability in respect of the preparation, filing, registration, prosecution or maintenance of any Transferred IP (including any VBI Patents and Joint Patents).”

2.8.2	Section 12.2 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.8.3	Section 12.3 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.8.4	Section 12.4 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.8.5	Section 12.5 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.8.6	Section 12.6 of the A&R Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

2.9	Amendments to Article 14. Article 14 of the A&R Collaboration Agreement is hereby amended as follows:

2.9.1	Section 14.1 of the A&R Collaboration Agreement is amended and restated and replaced with the following:

“14.1 Indemnification of VBI. Brii Bio shall indemnify and hold harmless VBI and its Affiliates, and its and their directors, officers, employees and agents of such entities (the “VBI Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claims”) incurred by any VBI Indemnitee, arising from, or occurring as a result of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Licensed Product by Brii Bio or its Affiliates or Sublicensees in the Licensed Territory; (b) gross negligence or willful misconduct by or on behalf of Brii Bio or its Affiliates in performing any activities in connection with this Agreement; (c) the practice of the Transferred IP after the Consent Delivery Date; and (d) any material breach of any representations, warranties or covenants by Brii Bio under this Agreement; except, in each case ((a) – (d)), to the extent such Third Party Claims fall within the scope of the indemnification obligations of VBI set forth in Section 14.2.”

7

2.9.2	Section 14.2 of the A&R Collaboration Agreement is amended and restated and replaced with the follows:

“14.2 Indemnification of Brii Bio. VBI shall indemnify and hold harmless each of Brii Bio and its Affiliates and its and their directors, officers, employees and agents of such entities (the “Brii Bio Indemnitees”), from and against any and all Losses from any Third Party Claim incurred by any Brii Bio Indemnitee arising from, or occurring as a result of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Licensed Product by VBI or its Affiliates; (b) gross negligence or willful misconduct by or on behalf of VBI or its Affiliates in performing any activities in connection with this Agreement; (c) the practice of the Transferred IP prior to the Consent Delivery Date; and (d) any material breach of any representations, warranties or covenants by VBI under this Agreement; except, in each case ((a) – (d)) to the extent such Third Party Claims fall within the scope of the indemnification obligations of Brii Bio set forth in Section 14.1.”

2.10	Amendments to Article 15. Article 15 of the A&R Collaboration Agreement is hereby amended as follows:

2.10.1	Section 15.2 of the A&R Collaboration Agreement is amended and restated and replaced with the following:

“15.2 VBI Termination Rights. VBI shall have the right to terminate the license granted to Brii Bio under Section 3.1 upon written notice to Brii Bio if Brii Bio is in material breach of its obligations under Section 9.4 and has not cured such breach withing thirty (30) days after notice from VBI requesting cure of such breach. Any such termination shall become effective at the end of such thirty (30) day period unless Brii Bio has cured such breach prior to the end of such period; provided that, such thirty (30) period shall be tolled during the pendency of any good faith dispute that has been deferred to resolution pursuant to Article 16 with respect to the validity of such allegation of breach. Notwithstanding the foregoing, VBI shall not have the right to terminate the license as set forth in this Section 15.2 if (a) VBI is in breach of its obligation to pay Third Party Royalties as set forth in the [**] or [**],  as applicable, and (b) Brii Bio pays the applicable Third Party Royalties owing from Brii Bio’s exercise of its rights under the sublicense granted to it under Section 3.1 directly to the applicable Third Party(ies) in lieu of making such payment to VBI under Section 9.4 of this Agreement. Notwithstanding anything to the contrary, VBI shall not have the right to terminate the license granted to Brii Bio under Section 3.1 except as set forth in this Section 15.2.” 2.10.2

8

2.10.2	Section 15.3 of the A&R Collaboration Agreement is amended and restated and replaced with the following:

“15.3 Brii Brio Termination Rights. Brii Bio shall have the right in its sole and absolute discretion to terminate the license granted to it under Section 3.1, either with respect to the [**] or the [**] or both, either with respect to a Region or in its entirety, upon one hundred and eighty (180) days’ prior written notice to VBI for convenience, without cause, and for any or no reason.”

2.10.3	Section 15.4 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.4	Section 15.5 of the A&R Collaboration Agreement is amended and restated and replaced with the following:

“15.5 Effects of Termination. Upon any termination of this Agreement, the licenses granted pursuant to Section 3.1 herein provided to Brii Bio by VBI shall automatically terminate and Brii Bio’s obligations (including any payment obligations) with respect thereto to shall also automatically terminate.”

2.10.5	Section 15.6 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.6	Section 15.7 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.7	Section 15.8 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.8	Section 15.9 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.9	Section 15.10 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.10	2.10.10 Section 15.11 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

2.10.11	Section 15.12 of the A&R Collaboration Agreement is amended and restated and replaced with the following: “Intentionally Omitted”.

9

3. AMENDMENTS TO THE COLLABORATION AGREEMENT

3.1	Amendment to Article 3. Article 3 of the Collaboration Agreement is hereby amended by replacing Section 3.1 with the following:

“3.1 VBI License to Brii Bio. Subject to the terms and conditions of this Agreement, VBI hereby grants to Brii Bio an exclusive, perpetual, irrevocable, royalty-bearing license, with the right to grant sublicenses through multiple tiers in accordance with Section 3.3, under the VBI Technology, for Brii Bio, its Affiliates and Sublicensees to:

(a) carry out its obligations pursuant to the Global Development Plan (as applicable);

(b) perform, or have performed, studies (including Pre-Clinical Studies or Clinical Trials) and regulatory and other activities as may be required to obtain and maintain Marketing Approval of Licensed Product in the Licensed Territory; and

(c) research, develop, make, have made, distribute, use, sell, offer for sale, have sold, import, export or otherwise commercialize Licensed Product in the Field in the Licensed Territory; provided, however, that Brii Bio shall not practice its right to make Licensed Product unless there is a breach by VBI of the Supply Agreement.”

3.2	Amendment to Article 6. Article 6 of the Collaboration Agreement is hereby amended by replacing Section 6.1(b) with the following: “Intentionally Omitted”.

3.3	Amendment to Article 7. Article 7 of the Collaboration Agreement is hereby amended as follows:

3.3.1	Section 7.1 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“7.1 Clinical Supply Obligations. VBI shall supply quantities of Licensed Product for use by Brii Bio in the conduct of Clinical Trials in the Licensed Territory in accordance with the terms and conditions set 9 forth in the certain Supply Agreement entered into by the Parties on July 5, 2023.”

3.4	Amendments to Article 9. Article 9 of the Collaboration Agreement is hereby amended as follows:

3.4.1	Section 9.2 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

3.4.2	Section 9.3 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

3.4.3	Section 9.4 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“9.4 Royalty Payments. Brii Bio shall pay to VBI a royalty equal to the Third Party Royalty amounts on Net Sales or Attributable Net Sales, as applicable, of each Licensed Product in each Region from the date of the First Commercial Sale of such Licensed Product in such Region until the termination or expiration of VBI’s obligation to pay Third Party Royalties with respect to sales of such Licensed Product in such Region (the “Royalty Term”).”

10

3.4.4	Section 9.5 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following:

“9.5 Royalty Reduction. In the event that VBI negotiates a reduction in Third Party Royalties (e.g., through a reduced Third Party Royalty rate under the [**] or [**]) with respect to Licensed Products in the Field in the Licensed Territory, then the amount of royalties payable by Brii Bio pursuant to Section 9.4 shall be reduced to the reduced Third Party Royalty amount.”

3.4.5	Section 9.7 of the Collaboration Agreement is hereby amended by adding the following as the final sentence thereof: “At VBI’s written instruction, Brii Bio shall make all Royalty Payments directly to [**] and/or [**]., as applicable.”

3.4.6	Section 9.8 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

3.4.7	Section 9.9 of the Collaboration Agreement is hereby amended and restated by replacing such Section with the following: “Intentionally Omitted”.

4. GENERAL PROVISIONS

4.1	Entire Agreement. This Purchase Agreement, as an amendment to and part of the July 2023 Agreements, constitutes the entire agreement between the Parties with respect to the subject matter herein, and supersedes all prior agreements, proposals, negotiations, representations or communications relating to such subject matter. The Parties acknowledge that they have not been induced to enter into this Agreement by any representations or promises not specifically stated herein.

4.2	Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to Parties residing in Delaware, without regard applicable principles of conflicts of law. Each of the Parties irrevocably consents to the exclusive jurisdiction of any court located within Wilmington, Delaware, in connection with any matter based upon or arising out of this Agreement, the Related Agreements or the matters contemplated hereby or thereby and agrees that process may be served upon it in any manner authorized by the laws of the State 10 of Delaware for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11

4.3	Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party: (a) such other Parties shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) such other Parties shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

4.4	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to VBI, to:

VBI Vaccines Inc.

160 Second Street, Floor 3

Cambridge, MA 02142

Attn: Nell Beattie

Email: [**]

with required copies to:

Haynes and Boone, LLP

30 Rockefeller Plaza

New York, NY 10112

Attn: Greg Kramer

Email: [**]

If to Brii Bio, to:

Brii Biosciences Limited

One City Center, Suite 5-110 110

Corcoran Street

Durham, NC 27701

Attn: Zhi Hong

Email: [**]

with required copies to:

Cooley LLP

IFC - Tower 2, Level 35, Unit 3510

8 Century Avenue

Pudong New Area

Shanghai, China 2001204

Attention: Yiming Liu; Lila Hope

Email: [**]

4.5	Execution; Counterparts. This Purchase Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures, including signatures in a fixed electronic format such as PDF, shall have the same effect as originals.

12

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

VBI VACCINES INC.		BRII BIOSCIENCES LIMITED

By:	/s/ Jeff R. Baxter	By:	/s/ Zhi Hong

Name:	Jeff R. Baxter	Name:	Zhi Hong

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	February 13, 2024	Date:	February 13, 2024

Signature Page to Purchase Agreement

Exhibit A

Form of Patent Assignment Agreement

[Attached]

13

PATENT ASSIGNMENT AGREEMENT

[**]

Signature Page to Patent Assignment Agreement

Schedule A to Patent Assignment Agreement

[**]

Exhibit B

Form of Promissory Note

14

SECURED PROMISSORY NOTE

[**]

SCHEDULE 1

[**]

SCHEDULE 2

ISSUER INFORMATION

[**]

Exhibit C

Ferring Consent Letter

CONSENT AGREEMENT

[**]

1

Schedule A

[**]

2